Exhibit 99.1

Public Relations
470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT B. RILEY & CO.

ANNUAL LAS VEGAS INSTITUTIONAL INVESTOR CONFERENCE

-ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR FEBRUARY 2009-

RONKONKOMA, N.Y. — March 10, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will webcast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the B. Riley & Co. Annual Las Vegas Institutional Investor Conference on Wednesday, March 18, 2009.

The presentation is scheduled to be webcast live on the Company Web site, www.nbty.com, on Wednesday, March 18, 2009 at 1:00PM Pacific Time (4:00PM Eastern Time).

NBTY’s preliminary unaudited net sales results for February 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF FEBRUARY

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$111	$81	38%

North American Retail	$17	$17	1%

European Retail	$42	$51	-18%

Direct Response / E-Commerce	$17	$19	-10%

Total	$187	$168	12%

Wholesale / US Nutrition net sales for the month of February 2009 include $33 million from Leiner which was acquired in July 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have decreased 3% for the one-month period.  North American Retail same store sales increased 2% for the one month period.  European Retail net sales for February 2009 include $7 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales decreased 8% in local currency (British Pound Sterling), and 32% in US dollars for the period.

NBTY’s preliminary unaudited net sales results for the two months January and February 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OF JANUARY AND FEBRUARY

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$220	$164	34%

North American Retail	$34	$34	1%

European Retail	$88	$107	-18%

Direct Response / E-Commerce	$38	$40	-6%

Total	$380	$346	10%

Wholesale / US Nutrition net sales for the two-month period of January and February 2009 include $59 million from Leiner which was acquired in July 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have decreased 2% for the two-month period.  North American Retail same store sales increased 2% for the two-month period.  European Retail net sales for the two-month period of January and February 2009 include $15 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales decreased 8% in local currency (British Pound Sterling), and 32% in US dollars for the two-month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.